Exhibit 99.1
                             First Financial Bancorp

                            P R E S S   R E L E A S E

    For Immediate Release                                    April 23, 2003

    Contact Person:
    Leon Zimmerman
    President and CEO
    (209) 367-2000

                         First Financial Bancorp Reports
          Continued Double Digit Growth and First Quarter 2003 Earnings

              Lodi, Calif. (Business Wire) - April 23, 2003 - First Financial Bancorp (OTCBB: FLLC) the parent company of Bank of Lodi, N.A., today reported continued success with its growth strategy during the first quarter of 2003. The Company continued to achieve double digit growth in each of its key strategic areas - Total Assets, Loans and Demand Deposits. At March 31, 2003, total assets increased $28 million, or 12%, to total $260 million, gross loans increased $21 million, or 14%, to total $170 million and total demand deposits increased $21 million, or 21% to total $122 million when compared to March 31, 2002. In addition, total deposits increased $20 million or 10% to total $226 million at March 31, 2003 as compared to March 31, 2002. For the first quarter of 2003, net income totaled $342,000, or $0.20 per diluted share representing an increase of 22% over prior year's first quarter income of $281,000.

              "Our focus continues to be on Growth and Expansion," reported Leon Zimmerman, President and Chief Executive Officer. "It is exciting to see all we have accomplished these past few years. I am proud of our entire team for their hard work and dedication. As a result of their efforts, we have continued to achieve double digit growth in each of our key strategic areas."

              Net interest income totaled $2,629,000 during the first quarter of 2003, compared to $2,149,000 for the same period last year, representing an increase of $480,000, or 22%. The increase is attributable primarily to an increase in interest and fees on loans totaling $217,000 combined with a $353,000 reduction in interest expense.

              The provision for loan losses totaled $257,000 for the first quarter of 2003. This compares to a provision of $195,000 for the first quarter of 2002. The ratio of the allowance for loan losses to gross loans was 1.93% at March 31, 2003 and 2002. The ratio at December 31, 2002 was 1.85%. At March 31, 2003 nonperforming loans totaled $2,709,000, or 1.6% of gross loans as compared to $3,848,000, or 2.6% at March 31, 2002 and $2,409,000, or 1.5% at December 31, 2002.

              Noninterest income for the first quarter of 2003 decreased $47,000, or 3.8%, over the same period last year. During the first quarter of 2002, the Company realized gains on the sale of investment securities totaling $262,000 versus gains on the sale of investment securities realized during the first quarter of 2003 totaling $88,000. The Company realized an increase in service charge revenue in addition to increased revenue from its mortgage and SBA operations during the first quarter of 2003 as compared to the first quarter of 2002.

              Noninterest expense for the first quarter of 2003 increased $241,000, or 8.5%, over the same period last year. The increase in non-interest expense results primarily from increases in salary and benefits, occupancy expenses and other general business expenses.

              The provision for income taxes for the first quarter of 2003 totaled $124,000 and represents an increase of $69,000 over the same period last year. The increase is primarily attributable to the increase in pretax income.

              First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.

              This press release contains forward looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions.
     These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.

                               (Tables to Follow)


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                    FIRST FINANCIAL BANCORP AND SUBSIDIARIES
                   Condensed Consolidated Statements of Income
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                        Three Months Ended
                                                                            March 31,
                                                                   ----------------------------
                                                                      2003                2002
                                                                   ----------------------------
Total interest income                                              $   3,276              3,149
Total interest expense                                                   647              1,000
                                                                   -------------     ----------
Net interest income                                                    2,629              2,149
Provision for loan losses                                                257                195
Noninterest income                                                     1,178              1,225
Noninterest expense                                                    3,084              2,843
Provision for income taxes                                               124                 55
                                                                   -------------     ----------
Net income                                                         $     342                281
                                                                   =============     ==========

Basic earnings per share:
     Net income available for common stock shareholders                $0.21               0.17
     Weighted average shares                                       1,623,357          1,623,281

Diluted earnings per share:
     Net income available for common stock shareholders                $0.20               0.17
     Weighted average shares                                       1,696,035          1,669,979

Selected ratios:
     Annualized return on average total equity                         7.05%              6.27%
     Annualized return on average total assets                         0.53%              0.51%



                                                     Selected Balance Sheet Data
                                                            (in thousands)
                                                             (Unaudited)

                                          -------------------------------------------------------
                                            March 31,           December 31,           March 31,
                                               2003                 2002                 2002
                                          --------------    -----------------    ----------------
Total assets                                 $259,522              255,246              231,143
Securities, available for sale                 28,680               33,125               32,657
Total loans, gross                            170,061              165,519              149,547
Allowance for loan losses                       3,278                3,057                2,866
Total deposits                                226,238              210,679              206,046
Trust preferred debt                            5,000                5,000                5,000
Total shareholders equity                      19,552               19,270               17,970

Nonperforming loans                             2,709                2,409                3,848